MANAGEMENT AGREEMENT

This MANAGEMENT AGREEMENT (“Agreement”), is entered into as of the 10th day of June, 2015 (the “Agreement Date”), by and between BLUE GROVE COAL, LLC, a West Virginia limited liability company (“Operator”) and BLACK OAK RESOURCES, LLC, a West Virginia limited liability company (“Manager”).

WITNESSETH, THAT:

WHEREAS, the Operator is the exclusive operator, duly licensed and permitted by the West Virginia Department of Environmental Protection (the “WVDEP”), of that certain surface coal mine, located in the Bradshaw Area of the County of McDowell, State of West Virginia, encompassing acreage leased or owned by G.S. Energy, LLC (“GS Energy”), which is an affiliate of the Operator, with an estimated 28.7 million tons of recoverable coal (the “Mine”);

WHEREAS, Operator and Manager desire to enter into this Agreement to set forth the terms and conditions upon which Manager shall perform certain services relating to the operation of the Mine.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. APPOINTMENT OF MANAGER. The Manager is hereby appointed as the “general manager” of the Mine, to “exclusively” manage the day-to-day operations of the Mine as hereinafter described.

2. DUTIES AND RESPONSIBILITIES OF MANAGER. Subject to Section 3 herein, the Manager shall have the following exclusive authority to take actions on behalf of the Operator in the management of the Mine:

(a)	Supervise and control all of the finances of the Mine, including payroll, taxes, accounting, bookkeeping, record-keeping, accounts payable, and accounts receivable, banking, financial records and reporting functions as they pertain to the Mine. Manager shall prepare and maintain financial statements for the Mine according to generally accepted accounting principles consistently applied and shall provide the Operator with weekly operating reports and statements including but not limited to cash flow statements, income statements, accounts payable and accounts receivable reports and such other reports and information as may be requested by Operator from time to time.

(b)	Select, employ and terminate as necessary all personnel necessary to operate the Mine, including employees, consultants, contractors, and third-party miners;

(c)	Supervise and control the purchase of all materials and supplies;

(d)	Manage the acquisition by lease or purchase of any equipment and facilities necessary to operate the Mine (“Equipment”);

(e)	Manage the repair and maintenance of all equipment and facilities located at the Mine as necessary to maintain such equipment and facilities in good repair, order and condition, normal wear and tear excepted, as well as the retirement or disposition of any equipment or facilities no longer needed at the Mine;

(f)	Manage the mining of coal from the Mine, including the determination of areas to mine;

(g)	Manage the purchase, mixing, storage and use of foreign coal, coal refuse, including gob, slurry, course coal and such other coal fines (the “Third Party Coal Products”);

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(h)	Manage all product sales from the Mine, including negotiating and entering into contracts for the sale of product on the spot market or longer-term contract sales (“Sales Contracts”), and any activities incidental thereto, including product testing;

(i)	Manage all delivery arrangements for the sale of product from the Mine or the purchase of Third Party Coal Products (“Transportation Contracts”), including trucking and rail arrangements;

(j)	Manage all activities necessary to comply with all permits, licenses, laws and regulations pertaining to the mining of ore from the Mine, including environmental laws, health and safety laws, reclamation and closure plans, etc.;

(k)	Commence, defend and control all legal actions, arbitrations, investigations and proceedings that arise due to events occurring in connection with the Mine, provided that simultaneous notice of any material action in any such action shall be provided to the Operator; and

(l)	Manage and supervise such other activities that the Operator designates from time to time.

3. OPERATOR OVERSIGHT. The authority granted the Manager herein shall be subject to the following:

(a)	The Manager shall prepare monthly budgets (“Budgets”) from time to time as requested by the Operator, which Budgets shall be subject to the final approval of the Operator. The Manager may not, without the approval of the Operator, exceed the expenses set forth in an approved Budget beyond the variance limits applicable to the Budget;

(b)	The Manager may not execute any contract which obligates the Operator or GS Energy for a term longer than 30 days or for an amount greater than $50,000.00, without the express written approval of the Operator, including any Transportation Contract, Sales Contract, contract to purchase Third Party Coal Products, employment contract, service contract, lease or loan agreement;

(c)	The Manager may not settle any disputed claim, legal account, investigation or proceeding without the approval of the Operator except to the extent the monetary cost is already included in an approved Budget, and the settlement does not impose any injunctive or other non-monetary relief on the Operator or GS Energy.

4. RIGHTS GRANTED SUBJECT TO THIRD PARTY TERMS AND CONDITIONS. The rights granted by Operator hereunder shall be subject to all terms, conditions, and provisions of any and all governmental consents, permits or other authorizations, as the same may be amended or supplemented from time to time, including without limitation all reclamation plans and other documents or instruments supplemental thereto, and also subject to any and all deeds, leases, and instruments of record or apparent from an examination of the Mine (all herein collectively, “Consents”). Manager shall observe all such terms, conditions and provisions contained in such Consents during the Term, or accruing from or arising out of Manager’s activities during the Term.

5. NOTIFICATION OF OPERATIONS TO OPERATOR; PLAN APPROVAL. Manager shall provide to Operator for its reasonable approval, if so requested, prior to the conduct of business activities or operations with respect to any portion of the Mine in particular, or the Mine in general, all reasonably relevant details of such operations to be conducted, which shall show equipment location, utility sources, roadways, and other relevant plans for Manager’s operations.

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6.  INDEMNIFICATION.

(a)	General Indemnity. Manager shall indemnify, defend and hold harmless Operator and GS Energy, their affiliated companies, and all of their members, directors, officers, employees, agents and representatives (i) from any inaccuracy in any representation or warranty made by Manager hereunder or any breach of this Agreement by Manager, and (ii) against all claims, liabilities, demands, damages, fines, penalties, causes of action, losses or expenses and costs of litigation, including attorneys fees and costs (“collectively, “Claims”) to the extent arising out of any penalty, damage or charge imposed for any violation of any laws or ordinances affecting the use and occupancy of the Mine by Manager or those holding under Manager, arising out of any failure of Manager in any respect to comply with and perform all of the requirements and provisions of this Agreement, or resulting from injury or death of persons or damage to property, including, without limitation, the person and property of Operator or Manager, or their respective agents, employees and invitees, occurring on the Mine or on the adjoining streets or ways, or in any manner directly or indirectly growing out of or in connection with the use and occupancy or disuse of the Mine, or any part thereof, or any improvements now or hereafter located thereon by Manager or any person holding under Manager. Without limiting the foregoing, the Claims covered hereunder include, but are not limited to, settlements, judgments, court costs, attorneys’ fees and other litigation expenses, fines and penalties arising out of actual or alleged injury to or death of any person, including employees of Operator or Manager, or loss of or damage to property, including property of Operator or Manager, or breach of contract. The provisions of this Subsection shall survive the termination of this Agreement for one (1) year.

(b)	Indemnity – Manager Operations. Without limiting the generality of Subsection (a) above, Manager covenants and agrees to indemnify and save harmless Operator and GS Energy from and against any and all Claims, by or on behalf of any person, firm, corporation, or governmental body for damages, injuries, death, penalties, fines, assessments, or otherwise, to the extent caused by, arising out of, resulting from, or as a consequence of the acts or omissions of Manager, its officers, agents, employees, licensees, or contractors or any one or more of them in the prosecution of its duties and responsibilities hereunder, or in any manner pertaining to the use and enjoyment of the Mine by Manager under the provisions hereof, and from and against any and all costs, counsel fees, expenses, and liabilities incurred in or about any such claim, action or enforcement proceeding brought thereon, and if Operator be made a party or parties to any litigation on account of any such claim, demand, etc., Manager shall pay all damages and costs recovered against Operator and the same shall be due forthwith after notice thereto to Manager. There shall be included in the amount to be paid by Manager to Operator under this Section all reasonable attorneys’ fees and other expenses which may be incurred by Operator. Manager further covenants and agrees that all employees of Manager and/or any and all other persons performing work on the Mine will be fully covered by or insured at all times by Worker’s Compensation, and to that end Manager shall comply with all applicable Worker’s Compensation laws, rules and regulations and shall make all necessary contributions and/or other payments and shall provide Operator with satisfactory evidence of such payments upon request. The provisions of this Section shall survive the termination of this Agreement.

(c)	Indemnity – Hazardous Material. Without limiting the generality of Subsection (a) above,

i.	Manager hereby indemnifies Operator and agrees to hold Operator harmless from and against any and all loss, liability, damage, injury, cost, expense, notice of violation, fine, penalty, assessment, order or enforcement or permit proceeding, including, but not limited to, attorneys’ fees and claims of any kind whatsoever paid, incurred or suffered by, or asserted against Operator for, with respect to, or as a direct or indirect result of the escape, seepage, leakage, spillage, discharge, emission or release of any Hazardous Materials on the Mine during the Term, but only

A.	to the extent arising out of, in connection with or related to, the use of the Mine by Manager, and

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B.	including, without limiting the generality of the foregoing, any loss, liability, damage, injury, cost, expense or claim asserted or arising under any Environmental Law for an event or condition described in (A) above; provided, however that the foregoing indemnity does cover any condition that exists before or as of the date of this Agreement, including the continuation of such continuation during the term of this Agreement. The provisions of this Subsection shall survive the termination of this Agreement for a period of three years.

As used herein the term “Environmental Law” shall mean any federal, state or local law, statute, decree, decision, order, ordinance, code, rule or regulation, including, without limiting the generality of the foregoing, the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Toxic Substance Control Act of 1976, the Comprehensive Environmental response, Compensation and Liability Act of 1980 (codified in scattered sections of 26 U.S.C., 33 U.S.C., 42 U.S.C. and 42 U.S.C. §9601, et seq.); the Clean Water Act of 1977 (33 U.S.C. §1251, et seq.); the Clean Air Act (42 U.S.C. §7401, et seq.); the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §6901, et seq.); the Safe Drinking Water Act (21 U.S.C. §349, 42 U.S.C. §§201 and 300f through 300j-9); the Toxic Substances Control Act (15 U.S.C. §2601, et seq.), and any federal, state or local so-called “Superfund” or “Superlien” law or ordinance relating to the emission, discharge, release, threatened release into the environment of any pollutant, contaminant, chemical, hazardous, toxic or dangerous waste, substance or material (including, without limitation, ambient air, surface water, groundwater or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of such substances and any and all regulations, codes, plans, orders, decrees, judgments, injunctions, notices or demand letters issued, entered, promulgated or approved thereunder.

The term “Hazardous Material” shall mean any pollutants, contaminants, chemicals, hazardous, toxic or dangerous waste, substance or material, or any other substance or material regulated or controlled pursuant to any Environmental Law now or at any time hereafter in effect, including any other substances defined as “hazardous substances” or “toxic substances” in any Environmental Law.

(d)	Indemnity Limitation. Notwithstanding the foregoing, Manager’s indemnification pursuant to this Section 6 shall be limited to the aggregate amount of Management Fee’s earned by Manager pursuant to this Agreement.

7. COMPLIANCE WITH LAWS. Manager agrees to comply with all applicable laws, statutes, ordinances, rules and regulations relating to the work undertaken by Manager, and shall, without limiting the generality of the foregoing, comply with all of the terms and provisions of the Federal Mine Safety and Health Act of 1977, as now or hereafter amended (“MSH Act”), and all rules and regulations made and adopted pursuant thereto.

8. RESPONSIBLE OPERATOR. For purposes of the MSH Act, during the Term, Manager shall be deemed to be the responsible operator with respect to any claim for black lung benefits filed under the MSH Act (“benefits”) by or on account of any one of Manager’s employees or former employees unless Operator subsequently employs the same. In addition, Manager shall provide security in compliance with MSH Act for the payment of benefits and shall require any other person who operates, controls, or supervises at any time on the Mine, or who otherwise may be liable for the payment of benefits or to secure the payment of benefits to or on account of employees or former employees under MSH Act in accordance with applicable laws and regulations to provide such security, and shall provide Operator, at least annually, and more often upon reasonable request, with appropriate certification that such security has provided. Manager shall notify Operator immediately in writing of any change or alteration in the status of any such security.

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9. NO VIOLATIONS. Manager represents and warrants that it is not, nor is it “owned or controlled” by, an entity that is (i) ineligible to receive additional surface mining permits or (ii) under investigation to determine whether its eligibility to receive such permits should be revoked, i.e., “permit blocked.” As used in this Agreement “owned or controlled” or words of similar import shall be defined as set forth in 30 C.F.R. Section 773.5 (1991), as the same may be revised, amended or superseded.

10. COMPENSATION TO MANAGER. During the Term of this Agreement, the Manager shall be entitled to a management fee (the “Management Fee”) equal to 75% of all Adjusted Net Profits generated by the Mine. Adjusted Net Profits shall be calculated on a monthly basis, and the Management Fee due to the Manager shall be paid to the Manager within two (2) days after the calculation of Adjusted Net Profits, but in no event later than fifteen (15) days after the end of the month. For purposes of this Agreement, “Net Profits” and “Adjusted Net Profits” shall be calculated as follows:

(a)	Net Profits and Net Losses shall be the net profits or losses of the Mine calculated on an accrual basis in accordance with generally accepted accounting principles, except as adjusted below.

(b)	In calculating Net Profits and Net Losses, the Mine shall be entitled to all revenues from the sale of product mined from the Mine or purchased and resold by the Mine. The Mine shall bear all cost of operating the Mine (“Operating Expenses”), including employee costs, Permit costs, insurance, supplies, transportation costs, etc., except as provided below.

(c)	Adjusted Net Profits for any calendar month shall equal the cumulative Net Profits and Net Losses for the Mine from the commencement of this Agreement to the end of the calendar month for which Net Profits and Net Losses are being calculated, minus the aggregate amount Net Profits and Net Losses for which the Operator has paid the Manager its 75% share in prior periods.

11. TERM AND TERMINATION.

(a)	Term. This Agreement shall have an initial term of two years (the “Term”), provided that such Term may be extended by written agreement of the Parties; provided that the Term may be terminated as provided below.

(b)	Termination by Manager. This Agreement may be terminated by the Manager under the following circumstances:

i.	A failure to pay any amount due hereunder if such default is not cured within five (5) days after written notice of default to the Operator;

ii.	In the event the Operator breaches any representation, warranty or covenant herein, and such breach has not been cured within fifteen (15) days after written notice of breach by the Manager;

(c)	Termination by Operator. This Agreement may be terminated by the Operator under the following circumstances:

i.	Immediately in the event of an Insolvency Event or Serious Illegal Conduct involving the Manager;

ii.	In the event the Manager breaches any representation, warranty or covenant herein, and such breach has not been cured within fifteen (15) days after written notice of breach by the Operator;

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iii.	A failure to pay any amount due hereunder if such default is not cured within five (5) days after written notice of default to the Manager;

iv.	In the event that certain Call Option is terminated, pursuant to the Exchange Agreement of Operator and Royal Energy Resources, Inc., dated of even date herewith.

Upon a termination of this Agreement, the non-breaching Party shall have the right to sue for and recover any costs or damages (including attorney’s fees) by reason of any such default. Any such termination shall become effective on the date specified in the written notice by non-breaching Party to the breaching Party.

All rights and remedies of the non-breaching Party herein enumerated shall be cumulative, and none shall exclude any other right or remedy allowed by law or equity, and such rights and remedies may be exercised and enforced concurrently and whenever and as often as the occasion therefore arises. The failure or forbearance on the part of a non-breaching Party to enforce any of its rights or remedies in connection with any default shall not be deemed a waiver of such default, nor a consent to any continuation thereof, nor a waiver of the same default at any subsequent date.

“Insolvency Event” shall mean, with respect to any Party, any of the following events: (a) a case or proceeding shall have been commenced against such person seeking a decree or order in respect of such person (i) under the Bankruptcy Code, as now constituted or hereafter amended or any other applicable federal, state or foreign bankruptcy, insolvency or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such person or of any substantial part of such Person’s assets, or (iii) ordering the winding-up or liquidation of the affairs of such person, and such case or proceeding shall remain undismissed or unstayed for ninety (90) days or more or such court shall enter a decree or order granting the relief sought in such case or proceeding; or (b) the commencement by such person of a voluntary case under the Bankruptcy Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy, insolvency or other similar law, or the consent by such person to the entry of an order for relief in an involuntary case under any such law, or the consent by such person to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of such person for any substantial part of such person’s assets, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such person generally to pay its debts as such debts become due, or the taking of action by such person in furtherance of any of the foregoing.

“Serious Illegal Conduct” means any of the following conduct or events involving a Party: (i) the Party or its affiliates having been convicted of or having pled guilty or nolo contendere (“no contest”) in a domestic, foreign or military court to any felony, or (ii) the Party or its affiliates having been convicted of or having pled guilty or nolo contendere in a domestic, foreign or military court to a misdemeanor involving any fraud, false statements or omissions, wrongful taking of property, bribery, perjury, forgery, counterfeiting, extortion, or a conspiracy to commit any of these offenses.

12. ADDITIONS, CHANGES, ALTERATIONS AND DEMOLITION. Manager shall not construct or demolish improvements upon the Mine and/or make additions to or structural changes or alterations in, upon or with respect to any or all of the improvements to the Mine without the prior written consent of Operator, which shall not be unreasonably withheld. Where permitted, such work shall be performed in a good and workmanlike manner within the amounts estimated for such items in an approved Budget. Any improvements or additions to the Mine or Equipment shall, at the expiration or other termination of the Term of this Agreement, be deemed a part of the Mine and shall be surrendered to Operator in good condition and repair, reasonable wear and tear and damage by fire or other casualty excepted. Notwithstanding the foregoing, Manager acknowledges the Mine, and all its associated parts and components, of whatever kind or nature, shall be the exclusive property of Operator or GS Energy, free and clear of any lien or encumbrance of Manager.

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13. MECHANIC OR CONSTRUCTION LIENS. Manager shall not permit, create, incur or impose, or cause or suffer others to permit, create, incur or impose, any lien or other obligation against the Mine or Equipment or Operator by reason of any work performed or materials furnished by, to or for the account of Manager; and Manager shall indemnify and hold Operator harmless, without limit as to time or amount, from any loss or damage (including attorney’s fees and other costs of litigation) and any and all claims or demands by any contractor, subcontractor, materialman, laborer or any other third person against the Mine or Equipment or Operator, relating to or arising because of such work or materials. Manager may, however, contest any lien or other obligation against the Mine or Equipment by resorting to the same procedures herein provided for contesting taxes and other impositions, including making the deposits and taking the other actions permitted; provided that in any event, Operator must first be reasonably satisfied that it and the Mine or Equipment are secure from loss or damage.

14. OPERATOR’S ENTRY FOR INSPECTION. Operator and its representatives shall have the right at all reasonable times during the business hours of Manager to enter upon the Mine for the purpose of examining and inspecting the Mine and operations thereupon.

15. ABANDONMENT OF MANAGER’S PROPERTY. If Manager fails to remove any personal property belonging to it within one hundred and twenty (120) days after any termination of this Agreement, such personal property shall be deemed to have been abandoned by Manager and shall become the property of Operator.

16. SURRENDER AT TERMINATION. At the termination of this Agreement for any reason, Manager shall quietly and peaceably surrender possession of the Mine and any improvements located thereupon to Operator, maintained as herein provided and free of any and all Claims thereto.

17. NOTICES. Whenever this Agreement require that notice be provided to a Party, notice shall be delivered in writing to such Party at the address listed below. Notice will be deemed to have been validly given if delivered (i) in person to the individual intended to receive such notice, (ii) by registered or by certified mail, postage prepaid to the address indicated in the Agreement within four (4) Days after being sent, or (iii) by facsimile, by the time stated in a machine-generated confirmation that notice was received at the facsimile number of the intended recipient.

If to Manager:

Black Oak Resources, LLC

Attn: Ian Ganzer

304 Waitman Street

Morgantown, West Virginia 26501

If to Operator:

C/O: Royal Energy Resources, Inc.

Attn: William L. Tuorto

56 Broad Street, Suite 2

Charleston, South Carolina 29401

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18. ARBITRATION OF DISPUTES.

(a)	If a dispute or disagreement arising out of, or relating to, the formation, interpretation, performance or breach of this Agreement exists between the Parties hereto (a “Dispute”), then any Party to the Dispute shall first submit the reasons for its position, in writing, to the other Party, and such other Party shall be required to within seven (7) days to submit the reasons for its position, in writing, to the first Party and to then enter into good faith negotiations to attempt to resolve the Dispute. If the Dispute cannot be settled by good faith negotiation between the Parties within thirty (30) days after the last written submission is due, then any Party to the Dispute may submit the Dispute to binding arbitration. Any such arbitration shall be conducted by a panel of three arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, except to the extent modified herein. Judgment on the award rendered may be entered in any court having jurisdiction thereof. The arbitrators shall not be empowered to award punitive or exemplary damages. The Parties to the Dispute shall, within thirty (30) days of receipt of notice that the dispute has been submitted to arbitration, appoint three arbitrators. If three arbitrators cannot be selected by the mutual consent of the Parties, said arbitrators shall be appointed by the American Arbitration Association. Unless otherwise determined by the arbitrators, the Partners shall bear their respective costs incurred in connection with the procedures described in this Section 20, except that the Parties involved in an arbitration shall share equally the fees and expenses of the arbitrator. The arbitrators shall be required to make a decision within sixty (60) days of the appointment of the arbitrators. The arbitrator(s) shall not have the authority to modify any provision of this Agreement or to award punitive damages. Except for arbitration proceedings with respect to termination of this Agreement, during the continuance of any arbitration proceeding, the Parties shall continue to perform their respective obligations under this Agreement. Any such arbitration proceeding shall take place in Charleston, West Virginia, unless all Parties to such Dispute agree to a different venue.

(b)	Any Party that is found to be a losing Party in any arbitration shall be required to pay the reasonable attorneys’ fees, expert witness fees, and costs of the Party determined to be the prevailing Party.

(c)	The Parties hereby waive trial by jury in any action or proceeding to which they may be Parties, arising out of, or in connection with or in any way pertaining to, this Agreement. This waiver is knowingly, willingly and voluntarily made by the Parties hereto.

19. NO WAIVER. No waiver of any default of Manager hereunder shall be implied from any omission by Operator to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect any default other than the default specified in the express waiver and that only for the time and to the extent therein stated. One or more waivers of any covenant, term or condition of this Agreement by Operator shall not be construed as a waiver of a subsequent breach of the same covenant, term or condition. The consent or approval by Operator to or of any act by Manager requiring Operator’s consent or approval shall not be deemed to waive or render unnecessary Operator’s consent or approval to or of any subsequent similar act by Manager.

20. HEADINGS AND TITLES. The headings of the several Sections and Subsections contained herein are for convenience only and do not define, limit or construe the contents of such Sections.

21. ASSIGNMENT AND SUBLETTING. The Manager may not assign or delegate any of its rights, duties or obligations hereunder without the written consent of Operator, which may be unreasonably withheld or delayed. The Manager may not be a party to any merger, consolidation or change of control of more than ten percent (10%) of the beneficial ownership or control of Manager without the prior written consent of the Operator, which may be unreasonably withheld. No assignment or delegation shall release Manager from any of its primary obligations hereunder.

22. SUCCESSORS AND ASSIGNS. Except as otherwise herein provided, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, personal representatives, successors, purchasers, of assets, equity or otherwise, merger entities and any assigns, of and by any nature or kind.

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23. SEVERABILITY. If any clause, provision or section of this Agreement is ruled invalid by any court of competent jurisdiction the validity of such clause, provision or section shall not affect any of the remaining provisions hereof.

24. EXCLUSIVITY. Operator acknowledges and agrees that Manager shall have the exclusive right to manage and operate the Mine during the Term of this Agreement, and that Operator shall not conduct mining operations on the Mine, or allow any third party to conduct mining operations on the Mine, whether as lessee, licensee or in any other capacity, without the prior consent of the Manager.

25. CHOICE OF LAW/VENUE. This Agreement shall be governed by and construed according to the laws of the State of West Virginia.

26. RELATIONSHIP OF THE PARTIES. Notwithstanding any provision hereof, for all purposes of this Agreement, each Party shall be and act as an independent contractor and not as a partner, joint venturer or agent of the other Party and shall not have authority to bind, nor attempt to bind the other Party to any contract or agreement.

27. ENTIRE AGREEMENT. This Agreement embodies the entire understanding between the Parties with respect to the subject matter hereof and thereof, and supersedes all prior negotiations, representations, understandings or other writings. No revision, modification or amendment of this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by both Parties.

28. EXECUTION AND COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of whom shall be deemed an original and all of which together shall constitute but one and the same instrument, and a facsimile transmission copy shall have the same force and effect as the original. All signatories to this Agreement certify that they have actual authority to sign and to bind their principals.

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date stated in the introductory paragraph of this Agreement.

BLUE GROVE COAL, LLC	BLACK OAK RESOURCES, LLC

By (Signature)	By (Signature)

(Typed or Printed Name)	(Typed or Printed Name)

(Title)	(Title)

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